EXHIBIT 99.1

Media:  Alan Oshiki
Broadgate Consultants, Inc.
212-232-2354

Investors:  Scott Wenhold
Graphic Packaging Corporation
770-644-3062

Graphic Packaging Corporation Reports First Quarter 2007 Results

MARIETTA, Ga., May 2, 2007.  Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for first quarter 2007 of $38.7 million or $(0.19) per diluted share, based upon 201.3 million shares.  The first quarter 2007 net loss compares to a first quarter 2006 net loss of $36.7 million, or $(0.18) per diluted share, based upon 200.8 million diluted shares.

The prior year first quarter net loss has been adjusted as a result of the Company’s adoption of the new accounting pronouncement, “Accounting for Planned Major Maintenance Activities”, retrospectively, on Jan 1, 2007.  The adoption did not affect the Company’s full year financial statements for 2006; however, 2006 quarterly results have been adjusted as shown in a supplemental attachment to this release to improve comparability with 2007 quarterly results.

“First quarter income from operations exceeded the prior year quarter by $2.6 million, despite incurring approximately $11 million related to higher priced inputs and approximately $10 million associated with the continued upgrade of infrastructure at our West Monroe, LA mill,” said David W. Scheible, President and Chief Executive Officer.  “These costs were offset, however, by approximately $13 million of higher pricing for cartons and open market roll stock and approximately $8 million of operating cost reductions.”

“As I discussed last quarter, we accelerated the preventative maintenance initiative at our West Monroe, LA mill late in 2006.  A significant part of this initiative was the overhaul of the mill’s clarifier, which concluded with the clarifier being brought back on line in late January.  By the end of the first quarter, the mill had resumed normal production levels.”

Net Sales

Net sales increased 4.9% to $608.7 million during first quarter 2007, compared to first quarter 2006 net sales of $580.4 million.  When comparing against the prior year quarter, net sales in the first quarter of 2007 were positively impacted by:

•                  Approximately $13 million due to higher incremental pricing of cartons, roll stock and containerboard;

•                  Approximately $8 million due to higher volume, primarily driven by increased carton sales within North America; and

•                  $5.7 million due to translation related to favorable foreign currency exchange rates.

Attached is supplemental data showing net sales and net tons sold for the first quarter of 2007 and each quarter of 2006.

Income from Operations

Income from operations for first quarter 2007 was $11.7 million, compared to first quarter 2006 income from operations of $9.1 million.  When comparing to the prior year quarter, income from operations in the first quarter of 2007 was positively impacted by:

•                  Approximately $14 million due to favorable pricing and increased volume;

•                  Approximately $8 million of lower operating costs as a result of ongoing continuous improvement programs and other cost reduction initiatives; and

•                  Approximately $5 million of lower costs resulting from reduced spending from prior year, net of enhanced mill maintenance activity and spending to improve manufacturing efficiency.

And, income from operations was negatively impacted by:

•                  Approximately $11 million of higher input costs as a result of increased prices for fiber, chemicals, and labor and benefits;

•                  Approximately $10 million in expenses related to infrastructure upgrades at the Company’s West Monroe, LA mill; and

•                  $3.4 million of higher depreciation and amortization.

Other Results

Net interest expense was $43.2 million for first quarter 2007, as compared to net interest expense of $41.3 million for first quarter 2006.  The increase was primarily due to higher interest rates on the unhedged portion of the Company’s floating rate debt.  The increase was somewhat offset by lower average debt balances during the first three months of 2007.

At the end of first quarter 2007, the Company’s total debt was $1,977.7 million, or $59.0 million lower than the $2,036.7 million reported at the end of first quarter 2006.  The Company made no contributions to its U.S. pension plans in the first quarter of 2007.

The Company incurred $7.4 million of income tax expense in the first quarter, which was primarily due to the noncash expense of $4.9 million associated with the amortization of goodwill for tax purposes and an increase in income tax liabilities in Sweden.  The Company has a $1.4 billion net operating loss that is available to shelter future taxable income in the United States.

Capital expenditures for first quarter 2007 were $19.8 million compared to $22.7 million in the first quarter of 2006.

EBITDA for first quarter 2007 was $64.9 million versus $58.9 million for first quarter 2006.  A tabular reconciliation of Net Loss to EBITDA is attached to this release.

Earnings Call

The Company will host a conference call at 10:00 am (EST) on Thursday, May 3, 2007 to discuss the results of first quarter 2007.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 4699819).  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s intentions and expectations in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, the Company’s substantial amount of debt, continuing pressure for lower cost products, the Company’s ability to implement its business strategies including productivity initiatives and cost reduction plans, currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
In millions, except share amounts	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and Equivalents	$9.7	$7.3
Receivables, Net	248.5	230.9
Inventories	311.8	301.3
Other Current Assets	24.0	24.8
Total Current Assets	594.0	564.3

Property, Plant and Equipment, Net	1,459.4	1,488.7
Goodwill	642.3	642.3
Intangible Assets, Net	146.3	148.5
Deferred Tax Assets	345.6	345.0
Other Assets	42.2	44.8
Total Assets	$3,229.8	$3,233.6

LIABILITIES
Current Liabilities:
Short-Term Debt	$15.7	$12.0
Accounts Payable	211.2	214.4
Other Accrued Liabilities	164.4	193.9
Total Current Liabilities	391.3	420.3

Long-Term Debt	1,962.0	1,910.7
Deferred Tax Liabilities	479.8	475.2
Accrued Pension and Postretirement Benefits	209.8	206.7
Other Noncurrent Liabilities	36.7	39.0
Total Liabilities	3,079.6	3,051.9

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 500,000,000 shares authorized; 200,853,883 and 200,584,591 shares issued and outstanding at March 31, 2007 and December 31, 2006 respectively	2.0	2.0
Capital in Excess of Par Value	1,187.6	1,186.8
Accumulated Deficit	(939.8)	(901.1)
Accumulated Other Comprehensive Loss	(99.6)	(106.0)
Total Shareholders’ Equity	150.2	181.7
Total Liabilities and Shareholders’ Equity	$3,229.8	$3,233.6

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31,
In millions, except per share amounts	2007	2006
Net Sales	$608.7	$580.4
Cost of Sales	545.5	518.4
Selling, General and Administrative	47.8	49.6
Research, Development and Engineering	2.6	3.0
Other Expense, Net	1.1	0.3
Income from Operations	11.7	9.1

Interest Income	0.2	0.2
Interest Expense	(43.4)	(41.5)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(31.5)	(32.2)

Income Tax Expense	(7.4)	(4.6)
Loss before Equity in Net Earnings of Affiliates	(38.9)	(36.8)

Equity in Net Earnings of Affiliates	0.2	0.1
Net Loss	$(38.7)	$(36.7)

Loss Per Share - Basic	$(0.19)	$(0.18)
Loss Per Share - Diluted	$(0.19)	$(0.18)

Weighted Average Number of Shares Outstanding - Basic	201.3	200.8
Weighted Average Number of Shares Outstanding - Diluted	201.3	200.8

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	Three Months Ended
	March 31,
In millions	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(38.7)	$(36.7)
Noncash Items Included in Net Loss:
Depreciation and Amortization	53.2	49.8
Deferred Income Taxes	4.3	4.9
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	5.8	6.4
Amortization of Deferred Debt Issuance Costs	2.2	2.2
Other, Net	1.9	0.6
Changes in Operating Assets & Liabilities	(61.5)	(70.2)

Net Cash Used in Operating Activities	(32.8)	(43.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(19.8)	(22.7)
Other, Net	(0.8)	1.7

Net Cash Used in Investing Activities	(20.6)	(21.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	142.9	210.5
Payments on Revolving Credit Facilities	(87.9)	(151.9)
Other, Net	0.8	(0.3)
Net Cash Provided by Financing Activities	55.8	58.3
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(0.2)
Net Increase (Decrease) in Cash and Equivalents	2.4	(5.9)
Cash and Equivalents at Beginning of Period	7.3	12.7
CASH AND EQUIVALENTS AT END OF PERIOD	$9.7	$6.8

GRAPHIC PACKAGING CORPORATION
Reconciliation of Non-GAAP Financial Measures

     The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”). The Company believes EBITDA is also an important measure of its performance. EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

	Three Months Ended
	March 31,
In Millions	2007	2006
Net Loss	$(38.7)	$(36.7)
Add (Subtract):
Income Tax Expense	7.4	4.6
Equity in Net Earnings of Affiliates	(0.2)	(0.1)
Interest Expense, Net	43.2	41.3
Depreciation and Amortization	53.2	49.8
EBITDA	$64.9	$58.9

GRAPHIC PACKAGING CORPORATION
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2006
Net Tons Sold (000’s):
Paperboard Packaging	453.9	477.4	470.4	446.4
Containerboard/Other	47.6	52.6	55.5	52.8
Total	501.5	530.0	525.9	499.2

Net Sales ($ Millions):
Paperboard Packaging	$560.3	$601.5	$591.6	$565.0
Containerboard/Other	20.1	24.0	26.1	24.4
Total	$580.4	$625.5	$617.7	$589.4

2007
Net Tons Sold (000’s):
Paperboard Packaging	465.7
Containerboard/Other	48.7
Total	514.4	—	—	—

Net Sales ($ Millions):
Paperboard Packaging	$586.4
Containerboard/Other	22.3
Total	$608.7	$—	$—	$—

Graphic Packaging Corporation
2006 Quarterly Financial Information
(in millions, except per share amounts)

	As	As
In Millions	Reported	Adjusted*	Change
First Quarter - 2006

Cost of Sales	513.2	518.4	5.2
Income From Operations	14.3	9.1	(5.2)
Net Loss	(31.5)	(36.7)	(5.2)
Loss Per Share - Basic	(0.16)	(0.18)	(0.02)
Loss Per Share - Diluted	(0.16)	(0.18)	(0.02)

Second Quarter - 2006

Cost of Sales	550.8	547.6	(3.2)
Income From Operations	21.5	24.7	3.2
Net Loss	(26.0)	(22.8)	3.2
Loss Per Share - Basic	(0.13)	(0.11)	0.02
Loss Per Share - Diluted	(0.13)	(0.11)	0.02

Third Quarter - 2006

Cost of Sales	520.0	521.1	1.1
Income From Operations	44.0	42.9	(1.1)
Net Loss	(4.0)	(5.1)	(1.1)
Loss Per Share - Basic	(0.02)	(0.03)	(0.01)
Loss Per Share - Diluted	(0.02)	(0.03)	(0.01)

Fourth Quarter - 2006

Cost of Sales	525.8	522.7	(3.1)
Income From Operations	10.5	13.6	3.1
Net Loss	(39.0)	(35.9)	3.1
Loss Per Share - Basic	(0.19)	(0.18)	0.01
Loss Per Share - Diluted	(0.19)	(0.18)	0.01

Full Year - 2006

Cost of Sales	2,109.8	2,109.8	(0.0)
Income From Operations	90.3	90.3	0.0
Net Loss	(100.5)	(100.5)	(0.0)
Loss Per Share - Basic	(0.50)	(0.50)	(0.00)
Loss Per Share - Diluted	(0.50)	(0.50)	(0.00)

*Note:        The table above reflects the 2006 quarterly impact of the retrospective adoption of FASB Staff Position AUG AIR-1 using the direct expensing method.